PURCHASE AND SALE AGREEMENT

          THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made this 2nd day of September, 2009, by and between JORNIK, INC., a California corporation, hereinafter (“Seller”) and ES RX, INC., a California corporation, hereinafter (“Buyer”).

RECITALS

          A.          Seller owns and operates Bell Plaza Pharmacy, located at 6339 S. Atlantic Avenue, Bell, California 90201(“Bell”).

          B.          Bell owns certain assets (collectively, the “Assets”) consisting of the: (a) Seller’s inventory of stock, and (b) all of the furniture, fixtures, equipment, computer hardware and software. Assets do not include Seller’s accounts receivable, cash on hand and in banks or corporate books and records.

          C.          Seller desires to sell, assign and transfer to Buyer and Buyer desires to purchase and acquire the Assets from Seller.

AGREEMENT

          NOW, THEREFORE, in consideration of the terms, covenants, and conditions hereinafter set forth, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1.          Purchase and Sale of Assets.

                       Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 4 herein), Seller does hereby agree to sell, convey, assign, transfer, and deliver to Buyer, and Buyer agrees to purchase from Seller the Assets.

          2.          Consideration.

                        In consideration for the sale and transfer of the Assets from Seller to Buyer, Buyer shall assume responsibility to pay to Seller’s creditors the maximum sum of Twenty Thousand Dollars ($20,000) (“the Consideration”).

a. $15,000 of the Consideration shall be applied by Buyer to payment of debts to Seller’s merchandise vendors (“Vendor Debts”).

                    b.          The remaining $5,000 of the Consideration shall be held by Buyer for a period of eighteen (18) months from and after the Closing Date, in an interest bearing account, during which it is to be applied to the payment of Seller’s debts other than Vendor Debts. Any Consideration not expended for the payment of Seller’s debts, after 18 months, shall be released to Seller, together with any interest which may have accrued.

3. Non-Assumption of Liabilities.

             It is expressly agreed that, other than Buyer’s responsibility to pay up to a maximum of Twenty Thousand Dollars .to creditors of Seller, Buyer is not assuming any further responsibility for Seller’s or Bell’s debts, accounts payable, taxes, penalties, obligations, or liabilities of or associated with the Assets or arising out of or relating to events occurring Prior to the Closing Date, except for sales tax relating to the purchase and sale of such of the Assets as may be required by the California State Board of Equalization.

3. Closing Date.

                       Subject to the satisfaction or waiver of all conditions precedent as set forth in this Agreement, the consummation of the purchase and sale of the Assets and all transactions contemplated herein shall occur on September 2, 2009 (the “Closing Date”).

          4.          Conditions Precedent to Closing.

                       The closing, and Buyer’s duty to perform, shall be contingent upon satisfaction or Buyer’s written waiver of the following:

                              a.          Buyer shall obtain a temporary permit from the California State Board of Pharmacy (“Temporary Permit”). Buyer agrees to use commercially reasonable diligent efforts to obtain the Temporary Permit, and Seller shall reasonably assist Buyer in obtaining same.

          5.          Bill of Sale.

                       On the Closing Date, Seller shall deliver to Buyer a duly executed Bill of Sale, in the form attached hereto as Exhibit “A”.

          6.          Representations and Warranties of Seller.

                      As of the date of this Agreement and as of the Closing Date, Seller represents and warrants to Buyer the following, the truth and accuracy of each of which shall constitute a condition precedent to the obligations of Buyer and which shall survive the Closing Date:

                      a.          Authority. Seller is a corporation, duly organized, validly existing, and in good standing under the laws of the State of California, and has full authority to execute and deliver this Agreement and consummate the transactions contemplated hereby, and when executed this Agreement will be a legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

                      b.          Title to Assets. On the Closing Date, Seller shall convey and transfer to Buyer, good, complete and marketable title to all of the Assets, free and clear of restrictions or conditions of transfer or assignment, and free and clear of all defects of title, claims, security interests or restrictions.

                      c.          Legal Actions / Adverse Audits. There are no actions, suits or proceedings pending or threatened against Seller which, individually or in the aggregate, could have a material adverse effect on any of the Assets or the transactions contemplated herein, whether at law or in equity. Seller is not in default with respect to any order, writ, injunction or decree of any federal, state or local court, department, agency or instrumentality, or of any arbitrator, which is directed against it, and is not in violation of any applicable federal, state or local statute, law or regulation which would have a material adverse effect on the transactions contemplated herein or on the Assets. Seller has not been the subject of any materially adverse audit conducted by any third party claims payer within the twelve (12) month period immediately preceding the Closing Date.

                      d.          Condition of Assets. All of the Assets are in good condition and/or repair except for normal wear and tear, and are fit for the purposes for which they are being used.

          7.          Representations and Warranties of Buyer.

                      As of the date of this Agreement and as of the Closing Date, Buyer represents and warrants to Seller the following, the truth and accuracy of each of which shall constitute a condition precedent to the obligations of Seller and which shall survive the Closing Date:

                      a.          Authority. Buyer is corporation, duly organized, validly existing, and in good standing under the laws of the State of California, and has full power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby, and when executed this Agreement will be a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

                      b.          Permits and Licenses. Buyer understands and acknowledges that Buyer will be required to obtain all necessary permits and licenses to operate any pharmaceutical business in its own name, from the appropriate regulatory agencies, and that Seller shall not deliver any such permits or licenses.

                      c.          Retention of Records. Buyer agrees to preserve all records of acquisition and disposition of dangerous drugs, and provide Seller with reasonable access thereto and permit Seller to make copies thereof during normal business hours, for a period of not less than three (3) years following the Closing Date.

          8.         Indemnification

                      a.           Buyer shall indemnify, defend and hold harmless Seller, its officers, directors, shareholders, agents, successors, and assigns from and against any and all claims, demands, losses, liabilities, costs, expenses, obligations and damages, including, without limitation, debts and interest, penalties and reasonable attorneys’ fees, suffered or incurred by Seller which arise, result from or relate to any material breach of or failure by Buyer to perform any of its covenants or agreements in this Agreement, or from any material inaccuracy of any representation or warranty of Buyer in this Agreement, or which arise, result from or relate to any liability or obligation of Buyer arising out of the conduct and operation of Buyer’s pharmaceutical company before or after the Closing Date, which are not specifically assumed by Seller hereunder.

                      b.          Seller shall indemnify, defend and hold harmless Buyer, its officers, directors, shareholders, agents, successors, and assigns from and against any and all claims demands, losses, liabilities, costs, expenses, obligations and damages, including, without limitation, debts and interest, penalties and reasonable attorneys’ fees, suffered or incurred by Buyer which arise, aresult form or relate to any material breach of or failure by Seller to perform any of its covenants or agreements in this Agreement, or from any material inaccuracy of any representation or warranty of Seller in this Agreement, or which arise, result from or relate to any liability or obligation of Seller arising out of the conduct and operation of Seller’s Pharmaceutical companies, before or after the Closing date, which are not specifically assumed by Buyer hereunder.

          9.          General Provisions.

                              a.           Time. Time is of the essence to the performance of the parties under this Agreement.

                              b.          Sales Tax. Buyer shall be responsible for payment of all sales and use taxes arising out of the transfer of the Assets, if any.

                              c.          Expenses. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement. Property taxes and insurance (if assumed by Buyer, at its option) will be prorated as of the Closing Date.

                              d.          Notices. All notices, statements or demands shall be in writing and shall be served in person, by facsimile, by express mail, by certified mail or by private overnight delivery. Service shall be deemed conclusively made (a) at the time of service, if personally served or transmitted by facsimile, (b) twenty-four (24) hours after deposit in the United States mail, properly addressed and postage prepaid, if served by express mail, or (c) five (5) days after deposit in the United States mail, properly addressed and postage prepaid, return receipt requested, if served by certified mail.

Any notice to Seller shall be given to:	Any notice to Buyer shall be given to:

JORNIK, INC.	ES RX, INC.

Attn: Ivan Manes	Attn: Aaron Crowley

                    Any party may, by virtue of written notice in compliance with this paragraph, alter or change the address or the identity of the person to whom any notice or copy thereof is to be sent.

e. Waivers. A waiver by any party of any of the terms and conditions of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof, nor shall it be deemed a waiver of performance of any other obligation hereunder.

                    f.          Disputes. In the event a dispute shall arise between the parties, whether based on contract, tort, statute or other legal theory (including without limitation any claim of fraud or misrepresentation), arising out of or related to this Agreement, resulting in litigation, in addition to such other relief as may be awarded by the courts, the prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, expenses and costs.

g. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors and assignees of the parties.

                    h.          Headings. The subject headings of the paragraphs and subparagraphs of this Agreement are for convenience only and shall not in any way affect the construction or interpretation of any provision of this Agreement.

                    i.          Entire Agreement. This Agreement, together with its Exhibits, and escrow instructions prepared by the Escrow Agent, contain the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior and collateral agreements, understandings, statements and negotiations of the parties. Each party acknowledges that no representations, inducements, promises, or agreements, oral or written, with reference to the subject matter hereof have been made other than as expressly set forth herein.

                    j.          Severability. If any provision of this Agreement, as applied to any party or to any circumstance, shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement.

                    k.          Governing Law/Interpretation. This Agreement shall be governed by, construed in accordance with and enforced under the laws of the State of California. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

               IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Seller:		Buyer:

JORNIK, INC.		ES RX, INC.

By:	/s/ Ivan Manes	By:	/s/ Aaron Crowley

	Ivan Manes, its President		Aaron Crowley, its President

Exhibit “A”

Bill of Sale

          This Bill of Sale is made, executed and effective as of the 2nd day of September, 2009, by JORNIK, Inc. (“Seller”) to ES RX, Inc. (“Buyer”). Unless otherwise defined herein, all capitalized terms used in this Bill of Sale are defined in the Purchase and Sale Agreement and Escrow Instructions, dated September 2, 2009, by and between Seller and Buyer (the “Agreement”). This Bill of Sale is being executed and delivered pursuant to, and in accordance with, Paragraph 6 of the Agreement.

          Seller hereby conveys, grants, bargains, sells, transfers, sets over, assigns, delivers and confirms unto Buyer, its successors and assigns forever, all right, title and interest of Seller in and to the Assets as set forth in, and subject to the terms of, the Agreement; to have and to hold all of the Assets, unto Buyer, its successors and assigns, to its own use.

          Seller further covenants and agrees that it will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, transfers, assignments and conveyances, confirmations, powers of attorney, assurances and consents, for the better assuring, conveying and confirming unto Buyer of all the right, title and interest of Seller in and to the Assets, as Buyer shall reasonably require.

          IN WITNESS WHEREOF, Seller has executed this Bill of Sale.

Jornik, Inc..

By:	/s/ Ivan Manes

Ivan Manes, its President